Exhibit (m)(3)(b)

APPENDIX A

(to the Class C Shares

Distribution and Service Plan Under Rule 12b-1)

July 31, 2018

Salient International Real Estate Fund

Salient International Small Cap Fund

Salient Select Income Fund

Salient Tactical Growth Fund

Salient Tactical Muni & Credit Fund

Salient Tactical Real Estate Fund